Exhibit 99.03

For Immediate Release:     September 17, 1997

For More Information:      Grant Ringel      Steve Cave
                           LG&E Energy Corp. LG&E Energy Corp.
                           502/627-2877      502/627-2502

        LG&E Energy Issues Cautionary Comments On Year-End Earnings

LOUISVILLE, Ky. -- LG&E Energy Corp. (NYSE:LGE) today announced it may report 1997 earnings lower than those in 1996. These anticipated results primarily reflect lower earnings from the company's unregulated energy marketing and trading businesses due to abnormal weather, the volatility of prices in the energy market and narrowing margins in the natural gas business.

As a result, the company's 1997 earnings could be lower than 1996 earnings of $1.57 per share. Earnings for 1997 could be in a range of $1.40 to $1.48 per share. The company is exploring initiatives to offset some of this decline.

"We have seen extraordinarily abrupt changes in electric demand and prices in certain parts of the country this year, substantially greater than has been experienced historically. This has had a significant impact on the profitability of our energy marketing and trading operations. In addition, the high level of competition in the natural gas industry continues to erode profit margins," said LG&E Energy Corp. chairman and chief executive officer Roger W. Hale. "This could be the first time in five years that earnings, as adjusted, may not increase over the previous year," he said. "However, LG&E Energy's non-utility energy businesses continue to grow and will be profitable in 1997, although earnings will be lower than the company expected."

"While we are disappointed in these results, the very nature of the emerging energy marketing business is much more volatile - and less predictable - than the traditional regulated utility business. We expect our non-utility businesses to produce a substantial increase to earnings, but those gains may not be realized each and every period," Hale said.

"Our fundamental strategic direction remains sound. We are committed to continue as a leader in the important energy marketing business. LG&E Energy remains one of the top five marketers of power in the nation, and one of the largest utility-affiliated marketers of all forms of energy in the country," Hale said. "We continue to strengthen our competitive position in the energy marketplace with our transaction to lease the power plants of the Big Rivers Electric Corporation and the pending merger with KU Energy Corp., both of which will significantly strengthen our core earnings and enhance our outstanding platform for growth in 1998 and beyond," Hale said.

LG&E Energy Corp. is a Fortune 500 energy services holding company headquartered in Louisville, Ky. The company owns and operates a portfolio of energy businesses with assets of more than $3.0 billion. In addition to its energy marketing businesses, the company owns Louisville Gas and Electric Company, a regulated Kentucky utility, and interests in two Argentine natural gas distribution facilities. LG&E Energy has offices and operations throughout the U.S. as well as in Argentina and Spain.

Statements made in this news release that state the Company's or management's intentions, expectations or predictions of the future are forward looking statements. The Company's actual results could differ materially from those projected in the forward looking statements, and there can be no assurance that estimates of future results will be achieved. The Company's SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements.

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